Exhibit 10.1
EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 15th day of April, 2019, between COMCAST CORPORATION, a Pennsylvania corporation (together with its subsidiaries, the “Company”), and THOMAS J. REID (“Employee”).

BACKGROUND

    Employee desires to have Employee’s employment relationship with the Company be governed by the terms and conditions of this Agreement, which include material benefits favorable to Employee. In return for such material benefits, Employee is agreeing to the terms and conditions contained in this Agreement, which include material obligations on Employee.

AGREEMENT

    Intending to be legally bound, the Company and Employee agree as follows:

    1.    Position and Duties.

        (a)    Employee shall serve and the Company shall employ Employee in the position set forth on Schedule 1, provided that: (i) the duties of Employee from time to time hereunder assigned by the Company will be commensurate with Employee’s education, skills and experience; and (ii) Employee’s position will be the most senior legal executive of the Company. Employee shall report to the Company’s Chairman and Chief Executive Officer (currently Brian L. Roberts).

        (b)    Employee shall work full-time and devote Employee’s reasonable best efforts to the business of the Company in a manner that will further the interests of the Company. Without the prior written consent of the Company, Employee shall not work in self-employment nor, directly or indirectly, work for or otherwise provide services to or on behalf of any person or entity, other than the Company. Notwithstanding the foregoing, Employee may engage in non-compensatory civic and charitable activities with the consent of the Company, which consent shall not be unreasonably withheld or delayed.

        (c)     The parties shall comply with all policies of the Company applicable to them, including those contained in the Employee Handbook and the Code of Conduct.

    2.    Term. The term of this Agreement (the “Term”) shall be from the date first-above written (the “Commencement Date”) through the first to occur of: (a) the date Employee’s employment is terminated in accordance with Paragraph 6; or (b) December 31, 2023 (the date specified in subparagraph (b) is referred to as the “Regular End Date”). Notwithstanding the end of the Term, the Company’s obligations to make any payments expressly set forth herein to be made after the Term, and the parties’ rights and obligations contained in Paragraphs 8, 9 and 10, shall be enforceable after the end of the Term.

    3.    Compensation.

        (a)    Base Salary. Employee’s base salary (“Base Salary”) from the Commencement Date through February 29, 2020 shall be at the annual rate set forth on Schedule 1. Employee shall thereafter be entitled to participate in any salary increase program offered during the Term, on a basis consistent with that applicable to other employees at Employee’s level, taking into account Employee’s position, duties and performance. Base Salary shall not be reduced other than as part of a salary reduction program effected on a basis consistent with that applicable to other employees at Employee’s level. Base Salary, less normal deductions, shall be paid to Employee in accordance with the Company’s payroll practices in effect from time to time.

        (b)    Restricted Stock and Stock Option Grants.

            (i)    Provided Employee remains employed on such date, on July 5, 2019, Employee shall receive a grant of restricted stock units under the Company’s Restricted Stock Plan for the number of shares of the Company’s Class A Common Stock set forth on Schedule 1. Such units shall vest as set forth on Schedule 1.

            (ii)    In 2020 and in each subsequent calendar year in the Term, Employee shall be entitled to participate in any annual broad-based grant programs under the Company’s Restricted Stock Plan and/or Stock Option Plan (or any successor equity-based compensation plan or plans) on a basis consistent with that applicable to other employees at Employee’s level, taking into account Employee’s position, duties and performance.

            (iii)    Such grants shall contain provisions relating to vesting following retirement as are included in grants made to other employees at Employee’s level based on the then applicable Company policy.

        (c)    Cash Bonuses.

            (i)    Employee shall be entitled to participate in the Company’s Cash Bonus Plan as set forth on Schedule 1 from the Commencement Date through December 31, 2019. Employee’s participation in such Plan will be pursuant to the terms and conditions thereof. The performance goals applicable to such participation will be consistent with those applicable to other employees at Employee’s level, taking into account Employee’s position and duties.

            (ii)    With respect to each subsequent calendar year in the Term, Employee shall be entitled to continue to participate in the Company’s Cash Bonus Plan (or any successor performance-based cash incentive compensation plan) pursuant to the terms and conditions thereof and on a basis consistent with that applicable to other employees at Employee’s level, taking into account Employee’s position, duties and performance, provided that in no event will the percentage of eligible earnings target bonus potential thereunder be less than that set forth on Schedule 1.

    4.    Benefit Plans and Programs. Employee shall be entitled to: (a) participate in the Company’s health and welfare and other employee benefit plans and programs (including group insurance program, vacation, and relocation benefits), on terms (including cost) as are consistent with those made available to other employees at Employee’s level, taking into account Employee’s position and duties, in accordance with the terms of such plans and programs; and (b) applicable directors and officers liability insurance and indemnification and advancement of expenses provisions relating to claims made by third parties against Employee in Employee’s role as a director, officer or employee) (the items listed in subparagraphs (a) and (b) collectively “Benefit Plans”). Nothing in this Agreement shall limit the Company’s right to modify or discontinue any Benefit Plans at any time, provided no such action may adversely affect any vested rights of Employee thereunder. The provisions of this Paragraph 4 shall not apply to compensation and benefit plans and programs specifically addressed in this Agreement, in which case the applicable other terms of this Agreement shall control.

    5.    Business Expenses. The Company shall pay or reimburse Employee for reasonable travel, lodging, meal, entertainment and other expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, upon presentation of receipts therefor submitted to the Company on a timely basis and in accordance with the Company’s policies and practices in effect from time to time.

    6.    Termination. Employee’s employment, and the Company's obligations under this Agreement (excluding any obligations the Company may have under Paragraph 7, any other obligations expressly set forth herein as surviving termination of employment, and any obligations with respect to any vested rights of Employee under any compensation or benefit plans or programs), shall or may be terminated, in the circumstances set forth below.

        (a)    Death. Employee's employment shall terminate automatically in the event of Employee’s death.

        (b)    Disability. The Company may terminate Employee’s employment in accordance with the provisions of applicable law, in the event Employee becomes substantially unable to perform Employee’s duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause (“Disability”) for a period of twelve (12) consecutive months or for a cumulative period of fifty-two (52) weeks in any two (2) calendar year period.

        (c)    Termination With Cause by the Company or Resignation Without Good Reason by Employee.

            (i)    The Company may terminate Employee’s employment (a “Termination With Cause”) upon written notice following its determination that Employee has committed any of the following acts: (A) conviction of or guilty plea to a felony or a crime involving moral turpitude; (B) fraud; (C) embezzlement or other misappropriation of funds; (D) material misrepresentation with respect to the Company; (E) substantial and/or repeated failure to perform duties; (F) gross negligence or willful misconduct in the performance of duties; (G) commission of any act or involvement in any situation, or occurrence, whether before or during the Term, which brings Employee into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or

Employee’s being subject to publicity for any such conduct or involvement in such conduct; (H) material violation of the Employee Handbook, the Code of Conduct or any other written Company policy; or (I) material breach of this Agreement (which, as to the last two items, if capable of being cured (as reasonably determined by the Company), shall remain uncured following ten (10) business days after written notice thereof).

            (ii)    Employee may terminate Employee’s employment (a “Resignation Without Good Reason”) at any time for any reason (or for no reason) upon twenty (20) business days prior written notice without Good Reason (as such term is defined in subparagraph (d)(ii) below).

        (d)    Termination Without Cause by the Company or Resignation With Good Reason by Employee.

            (i)    The Company may terminate Employee’s employment (a “Termination Without Cause”) at any time for any reason (or for no reason) upon twenty (20) business days prior written notice.

            (ii)    Employee may terminate Employee’s employment (a “Resignation With Good Reason”) as a result of any of the following acts of the Company upon ten (10) business days prior written notice, provided Employee has provided the Company such written notice within sixty (60) days of the occurrence thereof: a substantial demotion in Employee’s position; or material breach of this Agreement (which, as to either such item, if capable of being cured (as reasonably determined by the Company), shall remain uncured following ten (10) business days after written notice thereof) (“Good Reason”).

    7.    Payments and Other Entitlements As a Result of Termination. Employee’s sole entitlements as a result of a termination under Paragraph 6 shall be as set forth below.

        (a)    Death or Disability. Following termination due to death or Disability, Employee’s estate (or Employee, as applicable) shall be entitled to payment of Employee’s then-current Base Salary through the date of termination and for a period of three (3) months thereafter (payable in accordance with the Company’s regular payroll practices), amounts accrued or payable under any Benefit Plans (payable at such times as provided therein), any accrued but unused vacation time, any amounts payable for any unreimbursed business expenses, any amount that otherwise would have been payable in the current year on account of a prior year’s Cash Bonus Plan grant, an amount on account of the current year’s Cash Bonus Plan grant (pro-rated through the date of termination, and calculated using actual achievement of Company-based performance goals and assuming full achievement of Employee’s personal performance goals) (in the case of each of the last two amounts, payable at such time as otherwise applicable absent such death or Disability), and any vested rights or benefits under any applicable provisions of any other compensation or benefit program or plan or grants thereunder. Except as otherwise provided herein, any amounts payable to Employee’s estate (or Employee, as applicable) pursuant to this subparagraph (a) shall be paid no later than the 45th day following the date of termination.

        (b)    Termination With Cause by the Company or Resignation Without Good Reason by Employee. If Employee’s employment terminates as a result of a Termination With Cause or Resignation Without Good Reason, Employee shall be entitled to payment of Employee’s then-current Base Salary through the date of termination (payable in accordance with the Company’s regular payroll practices), amounts accrued or payable under any Benefit Plans (payable at such times as provided therein), any accrued but unused vacation time, any amounts payable for any unreimbursed business expenses, and any amount that otherwise would have been payable in the current year on account of a prior year’s Cash Bonus Plan grant (payable at such time as otherwise applicable absent such termination). Except as otherwise provided herein, any amounts payable to Employee pursuant to this subparagraph (b) shall be paid no later than the 45th day following the date of termination.

        (c)    Termination Without Cause by the Company or Resignation With Good Reason by Employee. If Employee’s employment is terminated as a result of a Termination Without Cause or Resignation With Good Reason, and subject to Paragraph 13 and to Employee’s entering into an agreement containing a release by Employee of the Company with respect to all matters relating to Employee’s employment and the termination thereof (other than rights under this Agreement which by their express terms continue following termination of employment and any vested rights under any compensation or benefit plan or program or grants thereunder) within thirty (30) days following the date of termination, in a form and containing terms as the Company customarily requires of terminated employees receiving salary continuation payments:

            (i)    Provided Employee is alive at the time of payment thereof, Employee shall be entitled to continue to: (A) receive Employee’s then-current Base Salary in accordance with the Company’s regular payroll practices; and (B) participate in the Benefit Plans at the same cost to Employee as is applicable to active employees; in each case for the period of time set forth on Schedule 1 following the date of termination. Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) shall run concurrently with Employee’s participation during such period of time. The payments and benefits described in this subparagraph (i) will begin to be paid or provided as soon as administratively practicable after the release described in subparagraph (c) above becomes irrevocable, provided that if the 30-day period described in such subparagraph begins in one taxable year and ends in the following taxable year, such payments or benefits shall not commence until the following taxable year.

            (ii)    Employee shall also receive payment of Employee’s then-current Base Salary through the date of termination (payable in accordance with the Company’s regular payroll practices); amounts accrued or payable under any Benefit Plans (payable at such times as provided therein); any accrued but unused vacation time; any amounts payable for any unreimbursed business expenses; any amount that otherwise would have been payable in the current year on account of a prior year’s Cash Bonus Plan grant; and an amount on account of the current year’s Cash Bonus Plan grant (pro-rated through the month containing the date of termination, and calculated using actual achievement of Company-based performance goals and assuming full achievement of Employee’s personal performance goals). Except as otherwise provided herein, any amounts payable to Employee pursuant to this subparagraph (ii) shall be paid no later than the 45th day following the date of termination.

            (iii)    Employee shall be obligated to seek reasonable other employment during the period in which Employee receives salary continuation payments under subparagraph (i) above, and the Company may request reasonable periodic written reports evidencing Employee’s efforts to obtain such employment. Such salary continuation payments shall be subject to reduction in the amount of any salary, bonus, vested equity or other compensation earned or received by Employee for services through employment or self-employment during or on account of the period of time of salary continuation. Employee shall provide the Company with prompt written notice of any such employment and amounts. The Company’s obligation to continue health and welfare benefits shall cease upon Employee’s eligibility for health and welfare benefits from any subsequent employer.

            (iv)    Provided Employee is alive at the time of payment, Employee shall be entitled to receive payment on account of: (A) the current year’s Cash Bonus Plan grant, pro-rated beginning from the month following the date of termination through December 31st of the year of termination; and (B) the following year’s Cash Bonus Plan grant, pro-rated based on the number of months of employment in the year of termination (including the month of termination); in each case calculated using actual achievement of Company-based performance goals and assuming full achievement of Employee’s personal performance goals (payable at such times as otherwise applicable absent such termination).

            (v)    Provided Employee is alive at the time of vesting, Employee shall have the right to continued vesting of Stock Option Plan and Restricted Stock Plan grants through the period of time set forth on Schedule 1, as if there had been no termination of employment. Provided Employee is alive at the time of exercise, Employee shall have the right to exercise any vested Stock Option Plan grants through the period of time set forth on Schedule 1.

    8.    Non-Solicitation; Non-Competition; Confidentiality. Employee acknowledges and agrees that: Employee’s skills, experience, knowledge and reputation are of special, unique and extraordinary value to the Company; Employee is and will continue to be privy to confidential and proprietary information, processes and know-how of the Company, the confidentiality of which has significant value to the Company and its future success; and the restrictions on Employee’s activities as set forth below are necessary to protect the value of the goodwill and other tangible and intangible assets of the Company. Based upon the foregoing, Employee agrees as follows:

        (a)    While employed by the Company (whether during the Term or thereafter), and for a period of one year after termination of Employee’s employment for any reason (whether during the Term or thereafter), Employee shall not, directly or indirectly: (i) hire any employee of the Company (other than as a result of a general solicitation); (ii) solicit, induce, encourage or attempt to influence any employee, customer, consultant, independent contractor, service provider or supplier of the Company to cease to do business or terminate the employment or other relationship with the Company; or (iii) assist any other person or entity in doing or performing any of the acts that Employee is prohibited from doing under subparagraphs (i) or (ii) above.

        (b)    (i) WHILE EMPLOYED BY THE COMPANY (WHETHER DURING THE TERM OR THEREAFTER); AND FOR A PERIOD OF ONE YEAR AFTER A

RESIGNATION WITHOUT GOOD REASON OR A TERMINATION WITH CAUSE, IN EITHER CASE OCCURRING PRIOR TO THE REGULAR END DATE, EMPLOYEE SHALL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY ACTIVITIES ON BEHALF OF, OR BE FINANCIALLY INTERESTED IN, A COMPETITIVE BUSINESS (AS AN AGENT, CONSULTANT, DIRECTOR, EMPLOYEE, INDEPENDENT CONTRACTOR, OFFICER, OWNER, PARTNER, MEMBER, PRINCIPAL, SERVICE PROVIDER OR OTHERWISE). A COMPETITIVE BUSINESS MEANS A BUSINESS (WHETHER CONDUCTED BY AN INDIVIDUAL OR ENTITY, INCLUDING EMPLOYEE IN SELF-EMPLOYMENT) THAT IS ENGAGED IN COMPETITION, DIRECTLY OR INDIRECTLY THROUGH ANY ENTITY CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH SUCH BUSINESS, WITH ANY OF THE BUSINESS ACTIVITIES (A) CARRIED ON BY THE COMPANY OR (B) BEING PLANNED BY THE COMPANY WITH EMPLOYEE’S PARTICIPATION.

            (ii)    THIS RESTRICTION SHALL APPLY IN ANY GEOGRAPHIC AREA IN THE WORLD IN WHICH THE COMPANY CARRIES OUT BUSINESS ACTIVITIES. EMPLOYEE AGREES THAT NOT SPECIFYING A MORE LIMITED GEOGRAPHIC AREA IS REASONABLE IN LIGHT OF THE BROAD GEOGRAPHIC SCOPE OF THE ACTIVITIES CARRIED OUT BY THE COMPANY IN THE WORLD.

            (iii)    For purposes of clarification of their intent, the parties agree that subparagraph (i) above restricts Employee from working on the account, or otherwise for the benefit, of a Competitive Business as a result of Employee’s working as an employee, consultant or in any other capacity for an entity that provides consulting, advisory, lobbying or similar services to other businesses.

            (iv)    Nothing herein shall prevent Employee from owning for investment up to one percent (1%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market. Further, nothing herein shall prevent Employee from engaging in the practice of law.

        (c)    Nothing contained in this Agreement (including, without limitation, subparagraph 8(d) and Paragraph 9) or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to the Securities and Exchange Commission (the “SEC”), the Occupational Safety and Health Administration (“OSHA”) or any other federal, state or local governmental agency or commission regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or OSHA.

        (d)    Except as provided in subparagraph 8(c), during the Term and at all times thereafter, Employee shall not, directly or indirectly, use for Employee’s personal benefit, or disclose to or use for the direct or indirect benefit of anyone other than the Company (except as may be required within the scope of Employee’s duties hereunder), any secret or confidential information, knowledge or data of the Company or any of its employees, officers, directors or agents (“Confidential Information”). Confidential Information includes, but is not limited to: the terms and conditions of this Agreement; sales, marketing and other business methods; policies, plans, procedures, strategies and techniques; research and development projects and results; software and firmware; trade secrets, know-how, processes and other intellectual property; information on or relating to past, present or prospective employees or suppliers; and information on or relating to past, present or prospective customers, including customer lists. Notwithstanding the foregoing, Confidential Information does not include information that: (i) is generally available to the public; or (ii) is available to Employee on a nonconfidential basis from a source other than the Company, provided such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting such information to Employee by a contractual, legal or fiduciary obligation. Employee agrees that Confidential Information is the exclusive property of the Company, and agrees that, immediately upon Employee’s termination of employment for any reason (including after the Term), Employee shall deliver to the Company all correspondence, documents, books, records, lists and other materials containing Confidential Information that are within Employee’s possession or control, regardless of the medium in which such materials are maintained, and Employee shall retain no copies thereof in any medium. Except as provided in subparagraph 8(c), without limiting the generality of the foregoing, Employee agrees neither to prepare, participate in or assist in the preparation of any article, book, speech or other writing or communication relating to the past, present or future business, operations, personnel or prospects of the Company, nor to encourage or assist others to do any of the foregoing, without the prior written consent of the Company (which may be withheld in the Company’s sole discretion). Nothing herein shall prevent Employee from: (A) complying with a valid subpoena or other legal requirement for disclosure of Confidential Information, provided that, except as provided in subparagraph 8(c), Employee shall use good faith efforts to notify the Company promptly and in advance of disclosure if Employee believes Employee is under a legal requirement to disclose Confidential Information otherwise protected from disclosure under this subparagraph; or (B) disclosing the terms and conditions of this Agreement to Employee’s spouse or tax, accounting, financial or legal advisors, or as necessary to enforce this Agreement. Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

        (e)    Employee acknowledges that the restrictions contained in this Paragraph 8, in light of the nature of the businesses in which the Company is engaged and Employee’s position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of these restrictions would result in irreparable injury to the Company. Employee therefore agrees that: (i) in the event of Employee’s violation of any of these restrictions, the Company shall have the right to suspend or terminate any unaccrued payment obligations to Employee hereunder and/or Employee’s unaccrued rights under any compensation or benefit plans or programs hereunder or thereunder (including in each case any arising following termination of employment); and (ii) in the event of Employee’s violation or threatened violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction: (A) preliminary and permanent injunctive relief against Employee; (B) damages from Employee (including the Company’s reasonable legal fees and other costs and expenses); and (C) an equitable accounting of all compensation, commissions, earnings, profits and other benefits to Employee arising from such violation; all of which rights shall be cumulative and in addition to any other rights and remedies to which the Company may be entitled as set forth herein or as a matter of law.

        (f)    Employee agrees that if any part of the restrictions contained in this Paragraph 8, or the application thereof, is construed to be invalid or unenforceable, the remainder of such restrictions or the application thereof shall not be affected and the remaining restrictions shall have full force and effect without regard to the invalid or unenforceable portions. If any restriction is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the restriction shall then be enforceable in its reduced form.

        (g)    If Employee violates any such restrictions, the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee) shall not count toward or be included in any applicable restrictive period.

        (h)    Employee agrees that prior to accepting employment with any other person or entity at any time during the one-year period following termination of employment referred to in subparagraph (b)(i) above, Employee will provide the prospective employer with written notice of the provisions of this Paragraph 8, with a copy of such notice provided simultaneously to the Company.

    9.    Non-Disparaging Statements. Except as provided in subparagraph 8(c), during the period of Employee’s employment (whether during the Term or thereafter), and for a period of three (3) years thereafter, neither party shall disparage (directly or indirectly; orally, in writing or otherwise), the other party or, in the case of the Company, any of its employees, officers or directors, in any communication with or to any person or entity, including: (a) any actual or potential employer of Employee; (b) any actual or potential employee, customer, consultant, independent contractor, investor, lender, service provider or supplier of the Company; or (c) any media outlet. The foregoing shall not be deemed to restrict either party’s obligation to testify truthfully in any proceeding or cooperate in any governmental investigation.

    10.    Company Property.

        (a)    To the extent any Company Intellectual Property (as defined in subparagraph (f) below) is not already owned by the Company as a matter of law or by prior written assignment by Employee to the Company, Employee hereby assigns to Comcast Corporation, and agrees to assign to Comcast Corporation or its designated subsidiary(ies) in the future (to the extent required), all right, title and interest that Employee now has or acquires in the future in and to any and all Company Intellectual Property. Employee shall further cooperate with the Company in obtaining, protecting and enforcing its interests in Company Intellectual Property. Such cooperation shall be at the Company’s expense, and shall include, at the Company’s election, without limitation, signing all documents reasonably requested by the Company for patent, copyright and other Intellectual Property (as defined in subparagraph (f) below) applications and registrations, and individual assignments thereof, and providing other reasonably requested assistance. Employee’s obligation to assist the Company in obtaining, protecting and enforcing Company Intellectual Property rights shall continue following Employee’s employment with the Company, but the Company shall be obliged to compensate Employee at a then prevailing reasonable consulting rate for any time spent and any out-of-pocket expenses incurred at the Company’s request for providing such assistance. Such compensation shall be paid irrespective of, and is not contingent upon, the substance of any testimony Employee may give or provide while assisting the Company or the outcome of any proceeding where such testimony is given or provided.

        (b)    Employee shall use reasonable efforts to promptly disclose to the Company, or any person(s) designated by the Company, all Intellectual Property that is created, fixed, conceived or reduced to practice by Employee, either alone or jointly with others, during the term of Employee’s employment with the Company, whether or not patentable or copyrightable or believed by Employee to be patentable or copyrightable, including without limitation any Intellectual Property (to be held in confidence by the Company) that qualifies fully as a nonassignable invention under Section 2870 of the California Labor Code (“Nonassignable IP”). If Employee contends that any such Intellectual Property qualifies as Nonassignable IP, Employee will promptly so notify the Company, and Employee agrees to cooperate fully with a review and verification process by the Company. In addition, Employee will promptly disclose to the Company (to be held in confidence) all patent applications filed by Employee or on Employee’s behalf within six (6) months after termination of employment, and to cooperate fully with a review and determination by the Company as to whether such patent applications constitute or include Company Intellectual Property. Employee has reviewed the notification on Schedule 2 and agrees that Employee’s execution hereof acknowledges receipt of such notification.

        (c)    In the event that the Company is unable for any reason whatsoever to secure Employee’s signature on any lawful and necessary document to apply for, execute or otherwise further prosecute or register any patent or copyright application or any other Company Intellectual Property application or registration, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute and file such lawful and necessary documents and to do all other lawfully permitted acts to further prosecute, issue and/or register patents, copyrights and any other Company Intellectual Property rights with the same legal force and effect as if executed by Employee.

        (d)    To the extent any materials, including written, graphic or computer programmed materials, authored, prepared, contributed to or written by Employee, in whole or in part, during the term of employment by the Company and relating in whole or in part to the business, products, services, research or development of the Company qualify as “work made for hire,” as such term is defined and used in the copyright laws of the United States, then such materials shall be done by Employee as “work made for hire” under such law.

        (e)    If Employee owns or controls or has the power to grant licenses under any patents or other Intellectual Property rights that are, during the term of Employee’s employment, incorporated in or utilized in the development, manufacture or delivery of any of the Company’s products or services by Employee or with Employee’s knowledge, assistance, or encouragement, Employee agrees to grant and hereby does grant to the Company a non-exclusive, royalty-free, paid-up, perpetual, irrevocable, freely transferable and sublicensable, unrestricted worldwide license under such patents or other Intellectual Property to make, have made, use, reproduce, display, perform, sell, offer to sell, import, export, distribute, and otherwise transfer or dispose of, all of the Company’s products and services. The foregoing license shall extend throughout the Company’s supply and distribution chains, and shall extend to partners of the Company (in relation to the Company’s products and services) as well.

        (f)    “Intellectual Property” means any and all ideas, inventions, formulae, knowhow, trade secrets, devices, designs, models, methods, techniques, processes, specifications, tooling, computer programs, software code, works of authorship, copyrighted and copyrightable works, mask works, trademarks and service marks, Internet domain names, technical and product information, patents and patent applications, and any other intellectual property rights or applications, throughout the world. “Company Intellectual Property” means any Intellectual Property created, fixed, conceived or reduced to practice, in whole or in part, by Employee, during Employee’s employment by the Company, either alone or jointly with others, whether or not such Intellectual Property is patentable or copyrightable, that either: (i) relates to the Company’s current or planned businesses; or (ii) is created, fixed, conceived or reduced to practice (A) in the performance of the Employee’s duties or (B) using the Company’s information, facilities, equipment or other assets. “Company Intellectual Property” does not include Nonassignable IP.

    11.    Representations.

        (a)    Employee represents that:

            (i)    Employee has had the opportunity to retain and consult with legal counsel and tax advisors of Employee’s choice regarding the terms of this Agreement.

            (ii)    Subject to bankruptcy and insolvency laws and general equitable principles, this Agreement is enforceable against Employee in accordance with its terms.

            (iii)     This Agreement, and the performance of Employee’s obligations hereunder, do not conflict with, violate or give rise to any rights of other persons or entities under, any agreement, benefit plan or program, order, decree or judgment to which Employee is a party or by which Employee is bound.

        (b)    The Company represents that:

            (i)    Subject to bankruptcy and insolvency laws and general equitable principles, this Agreement is enforceable against the Company in accordance with its terms.

            (ii)    This Agreement, and the performance of the Company’s obligations hereunder, do not conflict with, violate or give rise to any rights to other persons or entities under, any agreement, order, decree or judgment to which the Company is a party or by which it is bound.

    12.    Withholding; Deductions. All compensation under this Agreement is subject to applicable tax withholding requirements and other deductions required by law, the Company’s policies and Employee’s applicable Benefit Plan elections. Employee agrees that the Company is entitled to deduct from monies payable and reimbursable to Employee hereunder all sums that Employee owes the Company at any time.

    13.    Section 409A.

        (a)    Notwithstanding any other provision of this Agreement to the contrary or otherwise, to the extent any expense, reimbursement or in-kind benefit provided to Employee constitutes a “deferral of compensation” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its implementing regulations and guidance (collectively, “Section 409A”): (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year; (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

        (b)    For purposes of Section 409A, each payment in a series of payments provided to Employee pursuant to this Agreement will be deemed a separate payment.

        (c)    Notwithstanding any other provision of this Agreement to the contrary or otherwise, any payment or benefit described in Paragraph 7 that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Employee upon Employee’s “separation from service” within the meaning of Treas.Reg.§1.409A-1(h) (or any successor regulation). To the extent compliance with the requirements of Treas.Reg.§1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to Employee upon or following Employee’s “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six (6) months following Employee’s “separation from service” will be deferred (without interest) and paid to Employee in a lump sum immediately following that six (6) month period. In the event Employee dies during that six (6) month period, the amounts deferred on account of Treas.Reg.§1.409A-3(i)(2) (or any successor provision) shall be paid to the personal representatives of Employee’s estate within sixty (60) days following Employee’s death. This provision shall not be construed as preventing payments to Employee pursuant to Paragraph 7 in the first six (6) months following Employee’s “separation from service” equal to an amount up to two (2) times the lesser of: (i) Employee’s annualized compensation for the year prior to the “separation from service;” and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code.

        (d)    Notwithstanding any other provision of this Agreement to the contrary or otherwise, all benefits or payments provided by the Company to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. Notwithstanding any other provision in this Agreement to the contrary or otherwise, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption.

    14.    Successors.

        (a)    If Comcast Corporation merges into, or transfers all or substantially all of its assets to, or as part of a reorganization, restructuring or other transaction becomes a subsidiary of, another entity, such other entity shall be deemed to be the successor to Comcast Corporation hereunder, and the term “Company” as used herein shall mean such other entity (together with its subsidiaries) as is appropriate, and this Agreement shall continue in full force and effect.

        (b)    If Comcast Corporation transfers part of its assets to another entity owned directly or indirectly by the shareholders of Comcast Corporation (or any substantial portion of them), or transfers stock or other interests in a subsidiary of Comcast Corporation directly or indirectly to the shareholders of Comcast Corporation (or any substantial portion of them), and Employee works for the portion of the Company or subsidiary so transferred, then the successor or continuing employer entity shall be deemed the successor to the Company hereunder, the term “Company” as used herein shall mean such entity (together with its subsidiaries) as is appropriate, and this Agreement shall continue in full force and effect.

    15.    ARBITRATION/WAIVER OF OR RIGHT TO TRIAL BY JUDGE OR JURY/CLASS ACTION WAIVER.

        (a)    In consideration of the mutual obligations set forth in this Agreement, the parties agree that they will comply with and be bound by the terms of the Company’s Comcast Solutions Early Dispute Resolution Program (“Comcast Solutions Program”) as provided in the Comcast Solutions Program Guide, with respect to any and all Covered Claims that may arise between them, as such term is defined under the Comcast Solutions Program. AS PART OF THIS AGREEMENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND EMPLOYEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER THEY OR THEIR HEIRS, EXECUTORS, ADMINISTRATORS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY OR IN A COURT OF LAW OR EQUITY IN ANY LITIGATION OF COVERED CLAIMS BASED ON, ARISING FROM OR RELATING TO THIS AGREEMENT AND/OR EMPLOYEE’S EMPLOYMENT WITH COMPANY. EMPLOYEE FURTHER WAIVES EMPLOYEE’S

RIGHT TO: (a) FILE, BRING OR MAINTAIN ANY CLAIM(S) COVERED UNDER THIS PARAGRAPH AGAINST THE COMPANY ON A CLASS ACTION BASIS, COLLECTIVE ACTION BASIS OR REPRESENTATIVE BASIS (WHETHER OPT-IN, OPT-OUT OR REPRESENTATIVE); (b) SERVE OR PARTICPATE AS A REPRESENTATIVE OR MEMBER OF ANY CLASS, COLLECTIVE OR REPRESENTATIVE ACTION; OR (c) RECOVER ANY RELIEF FROM ANY CLASS, COLLECTIVE OR REPRESENTATIVE ACTION. EMPLOYEE AGREES THAT EMPLOYEE MUST PURSUE ANY CLAIM(S) SOLELY ON AN INDIVIDUAL BASIS THROUGH ARBITRATION, AND THE PARTIES FURTHER AGREE THAT NO CLASS, COLLECTIVE OR REPRESENTATIVE ACTIONS ARE ALLOWED TO BE ARBITRATED. The parties’ mutual obligations and agreements under this Paragraph and the Comcast Solutions Program shall survive the termination or expiration of this Agreement, as well as the termination of Employee’s employment with the Company for any reason.
        (b)    An action seeking preliminary injunctive relief as permitted by and for the purposes of the Comcast Solutions Program shall be brought only in federal court in the Eastern District of Pennsylvania. Employee consents to such jurisdiction, regardless of the location of Employee’s residence or place of business. Employee irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which Employee may now or hereafter have, to the bringing of any such action in such jurisdiction. Employee and the Company acknowledge and agree that any service of legal process by mail constitutes proper legal service of process under applicable law in any such action.
    16.    Governing Law. This Agreement shall be interpreted and enforced in accordance with the substantive law of the Commonwealth of Pennsylvania, without regard to any choice-of-law doctrines.

    17.    Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be given: (a) by electronic mail or (b) by registered or certified first class mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

    ......    if to the Company:

    ......    Comcast Corporation
    ......    One Comcast Center
    ......    Philadelphia, PA 19103
    ......    Attention: General Counsel
    ......    Email: corporate_legal@comcast.com

    ......    if to Employee:

    ......    Employee’s residence address and personal e-mail address as most recently indicated in the Company’s records.

    18.    Entire Agreement. This Agreement (including Schedules 1 and 2 hereto)

constitutes the entire agreement of the parties with respect to the subject matter hereof. In the event of any conflict between the terms of this Agreement and the terms of any plans or policies of the Company (including the Employee Handbook), the terms of this Agreement shall control. Employee acknowledges and agrees that if Employee and the Company (or one of its affiliates) have entered into an Employee Assignment of Inventions and Intellectual Property Rights Agreement or similar agreement (the “IP Agreement”) with respect to intellectual property, the provisions of the IP Agreement shall govern and control with respect to the subject matter thereof.

    19.    Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

    20.    Amendments and Waivers. No amendment or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

    21.    Binding Effect; No Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, except that (other than to effect the provisions of Paragraph 14) it may not be assigned by either party without the other party’s written consent.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first-above written.

COMCAST CORPORATION

By:	/s/ David L. Cohen
Date:	February 28, 2019

EMPLOYEE

By:	/s/ Thomas J. Reid
Date:	February 28, 2019

SCHEDULE 1 TO EMPLOYMENT AGREEMENT WITH THOMAS J. REID

1.    Position: Senior Executive Vice President, General Counsel, and Secretary, Comcast
Corporation.

2.    Base Salary: $1,500,000.

3.    Restricted Stock Amount and Vesting Schedule: units for shares having a market value of approximately $3,375,000; vesting: 15% on the thirteen-month anniversary of the date of grant, 15% on each of the second to fourth anniversaries of the date of grant, and 40% on the fifth anniversary of the date of grant.

4.    Cash Bonus. Target bonus potential under the Cash Bonus Plan: 200% of eligible earnings (i.e., the amount of Base Salary actually paid and/or deferred in the applicable period).

5.    Base Salary and Health and Welfare Benefits Continuation Period following Termination Without Cause or Resignation With Good Reason: Twenty-four (24) months.

6.    Restricted Stock and Stock Option Plan Grants Continued Vesting Period following Termination Without Cause or Resignation With Good Reason: Twelve (12) months, Stock Option Plan Grants Continued Exercisability Period following Termination Without Cause or Resignation With Good Reason: the lesser of fifteen (15) months or the end of the stock option’s term.

SCHEDULE 2

LIMITED EXCLUSION NOTIFICATION
THIS IS TO NOTIFY Employee in accordance with Section 2872 of the California Labor Code that this Agreement does not require Employee to assign or offer to assign to the Company any invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual demonstrably anticipated research or development of the Company; or

2.Result from any work performed by you for the Company.

To the extent a provision in this Agreement purports to require Employee to assign an invention otherwise excluded by the preceding paragraph, the provision is against the public policy of the State of California and is unenforceable therein.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.